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                                                                       Exhibit 5


                    [WILLKIE FARR & GALLAGHER LETTERHEAD]
                                                            September 11, 1996
The Pep Boys -- Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

   The Pep Boys -- Manny, Moe & Jack (the "Company") has requested our opinion in connection with the Registration Statement on Form S-3 (File No. 333-00985) (the "Registration Statement") relating to the Liquid Yield Option(TM) Notes due 2011 of the Company (the "LYONs"). The LYONs will be issued under an Indenture (the "Indenture") to be entered into by the Company and First Union National Bank, as Trustee (the "Trustee") and sold pursuant to the terms of a purchase agreement to be executed by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter").


   We have examined copies of the Certificate of Incorporation and Bylaws of the Company, the Registration Statement, all resolutions adopted by the Company's Board of Directors and other records and documents that we have deemed necessary, for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.


   In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials. In rendering this opinion, we have also assumed that there will be no changes in applicable law or facts between the date hereof and any date of issuance of LYONs and that the provisions of all applicable federal and state securities laws have been complied with.


   Based upon and subject to the foregoing, we are of the opinion that:


   1. The LYONs have been duly authorized and, when duly executed, authenticated and delivered by or on behalf of the Company, duly authenticated by the Trustee and duly paid for by the Underwriter, will be binding obligations of the Company and entitled to the benefits of the Indenture; and

   2. The shares of Common Stock of the Company issuable upon conversion of the LYONs have been duly authorized and duly reserved for issuance upon conversion of the LYONs and, when issued and delivered pursuant to the terms of the Indenture, will be validly issued, fully paid and non-assessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the incorporation by reference of this opinion in any abbreviated registration statement in connection with the LYONs pursuant to Rule 462(b) under the Securities Act of 1933 and to the reference to our firm under the caption "Legal Matters" in the Registration Statement.


                                            Very truly yours,
                                            ---------------------------------
                                             /s/ WILLKIE FARR & GALLAGHER
                                                 Willkie Farr & Gallagher